EXHIBIT 10.48
TEMECULA VALLEY BANK
EXECUTIVE SUPPLEMENTAL COMPENSATION
AGREEMENT

Effective this 29th day of December 2006, this SALARY CONTINUATION AGREEMENT (“Agreement”) is adopted by and between TEMECULA VALLEY BANK (“Bank”), a bank located in Temecula Valley, California, and organized under the laws of the State of California, and MARTIN PLOURD (“Executive”), a member of a select group of management and highly compensated employees of the Bank. The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders.

It is intended that the Agreement be "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and not be construed to provide income to the participant or beneficiary under the Internal Revenue Code of 1986, as amended (the "Code"), particularly Section 409A of the Code and guidance or regulations issued thereunder, prior to actual receipt of benefits.

Article 1
Definitions and Construction

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

1.1
“Accrued Liability Balance” shall mean the amount accrued by the Company to fund the future benefit expense associated with this Agreement, as of the end of the month preceding the Executive’s Separation from Service. The Company shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Company’s primary federal regulator, and other applicable accounting guidance, including APB 12 and FAS 106. Accordingly, the Company shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a discount that is reasonable, which is consistent with guidance issued by the Company’s primary federal regulator, and which may be adjusted thereafter at the Board’s discretion to comply with regulatory guidance. This Agreement is intended to be a “non-account balance” plan, as that term is used under the Code.

1.2	“Board” shall mean the Board of Directors of the Bank.

1.3	“Change in Control” shall mean: a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(g)(5) or any subsequently applicable Treasury Regulation.

1.4	“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

1.5
“Disability” shall mean Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.6
“Early Termination” shall mean that Executive’s employment with the Bank has terminated, voluntarily or involuntarily, prior to Normal Retirement Age and such termination is not due to death, Termination for Cause, Disability, or Separation from Service following a Change in Control.

1.7	“Effective Date” shall mean October 1, 2006.

1.8	“Normal Retirement Age” shall mean the date on which the Executive attains age 65.

1.9	“Plan Administrator” shall mean the plan administrator described in Article 6.

1.10
“Plan Year” shall mean each twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Plan and end on the following December 31.

1.11
“Separation from Service” shall mean that the Executive has experienced a Termination of Employment from the Bank. Where the Executive continues to perform services for the Bank following a Termination of Employment, however, and the facts and circumstances indicate that such services are intended by the Bank and the Executive to be more than “insignificant” services, a Separation from Service will not be deemed to have occurred and any amounts deferred under this Agreement may not be paid or made available to the Executive. The determination of whether such services are considered “insignificant” will be based upon all facts and circumstances relating to the termination and upon any applicable rules and regulations issued under Section 409A of the Code. Military leave, sick leave, or other bona fide leaves of absence are not generally considered terminations of employment.

1.12	“Termination for Cause” has that meaning set forth in Article 5.

1.13	“Termination of Employment” shall mean that Executive’s employment with the Bank has terminated.

Article 2
Distributions During Executive’s Lifetime

2.1
Normal Retirement Benefit. Upon Executive’s attainment of the Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Eighty Thousand Dollars ($80,000). The Board may, in its sole discretion, increase this benefit from time to time.

2.1.2
Form and Timing of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments, commencing on the first day of the month following the Executive’s Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.2
Early Termination Benefit. Upon the Executive’s Early Termination, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article. Notwithstanding anything to the contrary in this Section 2.2, Executive shall not be entitled to a benefit under this Section 2.2 if Executive terminates employment prior to the fulfillment of five full Plan Years from the date of this Agreement. For purposes of this Section 2.2, if the first Plan Year is only a partial calendar year, the partial calendar year shall be considered one full Plan Year.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Accrued Liability Balance, calculated as of the end of the Plan Year immediately preceding Executive’s Separation from Service.

2.2.2	Form and Timing of Benefit. The Bank shall distribute the annual benefit to the Executive in a lump sum within 60 days following a Separation from Service.

2.3
Disability Benefit. Upon Executive’s Separation from Service due to Disability, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1
Amount of Benefit. The benefit under this Section 2.3 is the Accrued Liability Balance, determined as of the end of the Plan Year immediately preceding notification of Disability and subsequent Separation from Service.

2.3.2	Form and Timing of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum within 60 days following Separation from Service.

2.4
Change in Control Benefit. Upon a Change in Control followed by Executive’s Termination of Employment, the Executive shall be entitled to the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the Accrued Liability Balance, calculated as of the date of Termination of Employment.

2.4.2	Form and Timing of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum within 60 days following Executive’s Separation from Service.

2.5
Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six (6) months after the date of a Separation from Service if, pursuant to Section 409A of the Code and regulations and guidance promulgated thereunder, Executive is considered a “specified employee” under Section 416(i) of the Code. In the event a distribution is delayed pursuant to this Section 2.6, the originally scheduled payment shall be delayed for 6 months, and shall commence instead on the first day of the seventh month following the delay. If payments are scheduled to be made in installments, the first six months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month.

2.6
Payments Upon Income Inclusion. Should amounts deferred under this Agreement become includable in the Executive’s income by reason of a failure of this Agreement to comply with the requirements of Section 409A of the Code, the Bank shall distribute to the Executive an amount necessary to cover the includable amounts, as well as other amounts necessary to cover FICA, employment, and income taxes, to the extent such distributions do not exceed the Executive’s vested account balances.

Article 3
Distribution Upon Death

No death benefit shall be payable under this Agreement.

Article 4
Beneficiaries

Executive’s beneficiary(ies), if any, shall not have any rights under this Agreement.

Article 5
General Limitations

5.1
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s service is terminated by the Board for:

(a)	Gross negligence or gross neglect of duties to the Bank; or
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or
(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Bank.

5.2
Suicide or Misstatement. No benefits shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3
Competition After Termination of Employment. No benefits shall be payable if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Bank within 2 years after Separation from Service, which enterprise is, or may be deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive’s employment or his retirement.

Article 6
Administration of Agreement

6.1
Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administra-tion of this Agreement and (ii) decide or resolve any and all ques-tions including interpretations of this Agreement, as may arise in connection with the Agreement.

6.2
Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3
Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4
Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5
Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circum-stances of the retirement, Disability, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

6.6
Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7
Claims And Review Procedures

7.1	Claims Procedure. An Executive who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

7.1.2
Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3
Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1
Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2
Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3
Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4
Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5
Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8
Amendments and Termination

8.1
This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. Provided, however, if the Board determines in good faith that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability or retirement, the Bank may terminate this Agreement. Additionally, the Bank may also amend this Agreement to conform to written directives to the Bank from its banking regulators or to comply with regulations and guidance promulgated under Section 409A of the Code. Upon a plan termination, no distributions will be made, except as permitted under the terms of Article 2 of this Agreement.

Article 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank.

9.2
No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4
Tax Withholding. The Bank shall withhold any taxes that are required to be withheld, under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

9.6
Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive has no preferred or secured claim.

9.7
Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10
Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12
Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13
Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Temecula Valley Bank
27710 Jefferson Ave., #A-100
Temecula, CA 92590

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14
Opportunity to Consult with Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive's right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 9.14. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE:                                                                    BANK:

                                                                            TEMECULA VALLEY BANK

By: /s/ Martin Plourd	By: /s/ Donald A. Pitcher

Executive Vice President and Chief Financial Officer